SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                     FORM 8-K A
                            Amendment No. 1

                                  CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of Report (Date of Earliest Event Reported):
             February 21, 1996 (Original Report Date)
              March 25, 1996 (Date of Amendment #1)

                              ILLINOIS TOOL WORKS INC.
               (Exact Name of Registrant as Specified in its Charter)

                                      DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                                       1-4797
                               (Commission File Number)

                                     36-1258310
                         (I.R.S. Employer Identification No.)

                       3600 W. LAKE AVENUE, GLENVIEW, ILLINOIS
                       (Address of Principal Executive Offices)

                                     60025-5811
                                     (Zip Code)

                  Registrant's telephone number, including area code:
                                  (847) 724-7500

ITEM 5.  Other Events.

         Included in Exhibits 13 and 99 are selected pages of the 1995 Annual Report to Stockholders of Illinois Tool Works Inc. ("the Company") and other financial information required by Regulation S-X.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a)  Financial Statements of Businesses Acquired.
              None.

         (b)  Pro Forma Financial Information.
              None.

         (c)  Exhibits

              Exhibit Number     Exhibit Description
              --------------     -------------------


              13 The Company's 1995 Annual Report to Stockholders, pages 20 - 39 (As amended)

              23                 Consent of Arthur Andersen LLP

              27                 Financial Data Schedule (As amended)

              99                 Schedule II, Valuation and Qualifying
                                 Accounts (As amended)


                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on this 25th day of March 1996.

                                  ILLINOIS TOOL WORKS INC.




                                  By /s/ Michael W. Gregg

                                   -------------------------------------
                                  Michael W. Gregg
                                  Senior Vice President and Controller,
                                  Accounting

EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS

Introduction

Illinois Tool Works Inc. is a multinational manufacturer of highly engineered components and industrial systems with two business segments: Engineered Components, and Industrial Systems and Consumables. These segments are described below.

Overall, the Company believes that the majority of the increase in operating revenues is due to higher sales volume rather than increased sales prices.

Engineered Components Segment

Businesses in this segment manufacture short lead-time plastic and metal components, fasteners and assemblies; industrial fluids and adhesives; fastening tools and welding products. This segment primarily serves the construction, automotive and general industrial markets.

Dollars in millions

Operating
Revenues            1995                1994                1993
----------------------------------------------------------------------
Domestic          $1,356              $1,204              $1,083
International        751                 624                 560
                  ------              ------              ------
Total             $2,107              $1,828              $1,643
                  ======              ======              ======

Operating           1995                1994                1993
Income        Income    Margin    Income    Margin    Income    Margin
----------------------------------------------------------------------
Domestic        $226      16.7%     $189      15.7%     $147      13.6%
International     97      12.9        77      12.3        51       9.1
                ----                ----                ----
Total           $323      15.3      $266      14.6      $198      12.1
                ====                ====                ====

Domestic

Successful penetration in the automotive markets largely contributed to the increased domestic revenues in 1995 compared with 1994. Miller Electric's revenue growth from welding equipment and accessories was attributable to new product introductions and a stronger U.S. economy. The construction businesses also contributed to revenue growth due to increased distribution efficiency, continued penetration with new products and a steady commercial construction market throughout the year. Operating income and margins were up due to a reduction of manufacturing costs and revenue growth in the construction businesses and revenue growth in the automotive businesses.

In 1994, the automotive businesses contributed to the growth in domestic reve-nues compared with 1993 as a result of improved penetration with the "Big Three" automotive companies and a stronger domestic car market. Construction markets were stronger in 1994 versus 1993 which resulted in increased sales volume. Operating income and margins increased primarily due to revenue gains in both the automotive and construction businesses. Miller also contributed to the overall improved financial performance due to strengthening welding markets and cost reductions.

International

Strong performance in the European automotive markets in 1995 resulted in increased international revenues and operating income versus 1994. Revenue growth was moderated due to soft Australian and German construction markets. Operating income and margins increased as a result of volume gains in the European automotive businesses, partially offset by lower operating income in the international construction businesses as a result of lower revenues. For -eign currency fluctuations in 1995 versus 1994 increased revenues by $51 million and operating income by $8 million. Seventy-seven percent of international revenues are from European operations.

The European automotive businesses mainly contributed to the international revenue growth in 1994 over 1993 due to increased market penetration and an 11% increase in European car builds for the year. Operating income and margins in 1994 were higher versus 1993 primarily due to the increase in sales volume coupled with improved productivity in the automotive operations. Significant cost reductions and product mix in the European construction markets also contributed to operating income and margin growth.

Industrial Systems and Consumables Segment

Businesses in this segment manufacture longer lead-time systems and related consumables for consumer and industrial packaging; marking, labeling and identification systems; industrial spray coating equipment and systems; and quality assurance equipment and systems. The largest markets served by this segment are general industrial, food and beverage, and industrial capital goods.

Dollars in millions

Operating
Revenues            1995                1994                1993
----------------------------------------------------------------
Domestic          $1,217              $1,025              $  936
International        828                 608                 580
                  ------              ------              ------
Total             $2,045              $1,633              $1,516
                  ======              ======              ======

Operating           1995                1994                1993
Income        Income    Margin    Income    Margin    Income    Margin
----------------------------------------------------------------------
Domestic        $222      18.2%     $161      15.7%     $129      13.8%
International     82       9.9        48       7.9        42       7.2
                ----                ----                ----
Total           $304      14.9      $209      12.8      $171      11.3
                ====                ====                ====
20

Domestic

Stronger demand in 1995 for industrial packaging products and increased market penetration in the beverage markets for the consumer packaging businesses resulted in an increase in domestic revenues and operating income compared with 1994. Approximately 50% of the increase in domestic revenues was attributed to 1995 acquisitions, primarily in the consumer packaging and finishing systems groups. New products for the finishing systems operations resulted in higher revenues but lower margins as a result of product mix. The industrial packag-ing businesses' margins increased due to process improvements and new product introductions.

Domestic revenues, operating income and margins increased in 1994 versus 1993 due to improved results in the industrial packaging and the finishing systems businesses as a result of new product introductions and higher sales volume. The quality measurement businesses, which serve the capital goods markets, slightly moderated operating income growth.

International

In 1995, international industrial packaging businesses led in the revenue and operating income growth followed by the consumer packaging operations. Acquisitions accounted for approximately 40% of the revenue growth, mainly in the industrial packaging businesses. The finishing systems businesses showed continued growth as well due to market share gains in the European automotive and general industrial markets and increased revenue in the Japanese market. Margins increased due to new product introductions and cost reductions for the industrial packaging businesses and European finishing systems operations. For-eign currencies also increased revenues by $65 million and operating income by $8 million. Seventy-eight percent of international revenues are from European operations.

International revenue growth in 1994 versus 1993 was primarily due to higher sales in the industrial packaging businesses. The consumer packaging group also contributed to the revenue growth as beverage markets picked up in Europe.
While the industrial packaging businesses showed revenue growth in operating income and margins declined due to price relief given to customers during the soft economic period in Europe. The decline in operating income and margins for the industrial packaging businesses was more than offset by improved profit-ability in thefinishing systems operations related to new products and cost reductions.

Cost of Revenues

Cost of Revenues as a percentage of revenues was 65.4% in 1995 compared with 66.2% in 1994 and 67.2% in 1993. The decreases in 1995 and 1994 versus the previous years were due to increased sales volume coupled with finding new, more efficient manufacturing methods.

Selling, Administrative and R&D Expenses

Selling, administrative, and research and development expenses were 18.7% of revenues in 1995 versus 19.3% in 1994 and 20.2% in 1993. This ratio continues to decline because of expense reductions as a result of a Company-wide objective to reduce administrative costs.

Interest Expense

Interest expense increased to $31.6 million in 1995, versus $26.9 million in 1994, primarily due to debt assumed from acquisitions. Interest expense declined in 1994 from $35.0 million in 1993 mainly as a result of reduced commercial paper and foreign borrowings.

Other Income

Other income increased to $28.8 million in 1995 versus $1.9 million in 1994 and $1.4 million in 1993. The increased income in 1995 versus the prior years is primarily due to an increase in investment and interest income.

Income Taxes

The effective tax rate was 37.9% in 1995, 38.3% in 1994 and 38.5% in 1993. See the Provision for Income Taxes footnote for a reconciliation of the Federal statutory rate to the effective tax rate. Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, was adopted in 1993 and had no material impact on earnings.

Net Income

Net income in 1995 of $387.6 million ($3.29 per share) was 39.5% higher than the 1994 net income of $277.8 million($2.45 per share). Net income for 1994 was 34.5% higher than 1993 net income of $206.6 million ($1.83 per share).

Foreign Currency

The weakening of the U.S. dollar against foreign currencies in 1995 (primarily European currencies) resulted in increased operating revenues of $116 million and increased net income per share of approximately 10 cents per share. For-eign currency fluctuations had no material impact on revenues or earnings in 1994 versus 1993.

As the Company and its subsidiaries do not have significant assets or liabili-ties denominated in currencies other than their functional currencies, no mate-rial transactions to hedge foreign currency exposures occurred in 1995, 1994, or 1993.

Financial Position

Net working capital at December 31, 1995 and 1994 is summarized as follows:

Dollars                                                       Increase
in thousands                  1995                1994       (Decrease)
------------------------------------------------------------------------------

Current Assets:
  Cash and equivalents  $  116,600         $   76,867        $ 39,733
  Trade receivables        741,327            612,638         128,689
  Inventories              518,964            439,486          79,478
  Other                    155,599            133,942          21,657
                        ----------         ----------        --------
                         1,532,490          1,262,933         269,557
                        ----------         ----------        --------

Current Liabilities:
  Short-term debt          176,188             67,002         109,186
  Accounts payable and
    accrued expenses       613,199            491,779         121,420
  Other                     61,545             69,652          (8,107)
                        ----------         ----------        --------
                           850,932            628,433         222,499
                        ----------         ----------        --------

Net Working Capital     $  681,558         $  634,500        $ 47,058
                        ==========         ==========        ========

Current Ratio                 1.80               2.01
                              ====               ====

The increase in trade receivables at December 31, 1995 was primarily due to higher operating revenues in the fourth quarter of 1995 versus 1994 and 1995 acquisitions. Inventories increased $79.5 million in 1995 mainly as a result of acquisitions.

Short-term debt increased at December 31, 1995, primarily due to increased short-term commercial paper borrowings of $93.7 million. Accounts payable and accrued expenses increased at December 31, 1995 versus year-end 1994 due to overall business growth and acquisitions.

Long-term debt at December 31, 1995 consisted of $125 million of 7.5% notes,$125 million of 5.875% notes, a $256 million nonrecourse 6.28% note,$75 million of commercial paper borrowings and $43 million of capitalized lease obligations and other debt. Long-term debt increased $343 million from December 31, 1994, principally as a result of the issuance of the 6.28% note and commercial paper borrowings during 1995. The percentage of total debt to total capitalization increased to 29.2% at December 31, 1995 from 18.1% at December 31, 1994.

Stockholders' equity was $1.924 billion at December 31, 1995 compared with $1.542 billion at December 31, 1994. Affecting equity were earnings of $388 million, dividends declared of $75 million, the effect of pooling of interests acquisitions of $43 million and favorable currency translation adjustments of $15 million, primarily related to stronger European currencies.

The Statement of Cash Flows for the years ended December 31, 1995 and 1994 is summarized below:

Dollars in thousands          1995                1994
------------------------------------------------------
Net income               $ 387,608           $ 277,783
Depreciation and
   amortization            151,931             132,149
Acquisitions              (212,426)            (43,365)
Additions to plant and
   equipment              (150,176)           (131,055)
Cash dividends paid        (71,783)            (61,162)
Net proceeds (repayments)
   of debt                 136,087            (152,167)
Purchase of investments   (126,300)                 --
Other, net                 (75,208)             19,289
                          --------           ---------
Net increase in cash and
    equivalents           $ 39,733           $  41,472
                          ========           =========

Net cash provided by operating activities of $437 million in 1995 was primarily used for acquistions, for additions to plant and equipment and for cash dividends. Net cash generated by operations in 1994 of $387 million was used mainly for repayment of commercial paper borrowings, for additions to plant and equipment and for cash dividends. Commercial paper borrowings in 1995 were primarily used to fund investment purchases and acquisitions.

Dividends paid per share increased 14.8% to $.62 per share in 1995 from $.54 in 1994. The Company expects to continue to meet its dividend payout objective of 25-30% of the average of the last three years' net income.

Management continues to believe that internally generated funds will be ade-quate to service existing debt and maintain appropriate debt to total capitali-zation and earnings to fixed charge ratios. Internally generated funds are also expected to be adequate to finance internal growth, small-to-medium sized acqui-sitions and additional investments. The Company has additional debt capacity to fund larger acquisitions.

The Company had no material commitments for capital expenditures at December 31, 1995 or 1994.

The Company's adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, will not have a material effect on the financial statements.

The Company anticipates that its leasing and investments business may become significant enough to begin reporting as a separate segment in 1996.

FINANCIAL STATEMENTS

Statement of Income
Illinois Tool Works Inc. and Subsidiaries
                                               For the Years Ended December 31
                                        --------------------------------------
In thousands except for per share amounts     1995          1994          1993
------------------------------------------------------------------------------
Operating Revenues                      $4,152,170    $3,461,315    $3,159,181
   Cost of revenues                      2,717,076     2,290,117     2,122,286
   Selling, administrative, and research
       and development expenses            776,583       666,576       638,560
   Amortization of goodwill and other
       intangible assets                    25,031        22,344        21,874
   Amortization of retiree health care       6,968         6,968         6,968
                                        ----------    ----------    ----------
Operating Income                           626,512       475,310       369,493
   Interest expense                        (31,581)      (26,943)      (35,025)
   Other income                             28,777         1,916         1,402
                                        ----------     ---------     ---------
Income Before Income Taxes                 623,708       450,283       335,870
   Income taxes                            236,100       172,500       129,300
                                        ----------     ---------     ---------
Net Income                              $  387,608     $ 277,783     $ 206,570
                                         =========     =========     =========
Net Income Per Share of Common Stock         $3.29         $2.45         $1.83
                                             =====         =====         =====

------------------------------------------------------------------------------

Statement of Income Reinvested in the Business
Illinois Tool Works Inc. and Subsidiaries

                                               For the Years Ended December 31
                                        --------------------------------------
In thousands                                  1995          1994          1993
------------------------------------------------------------------------------
Balance, Beginning of Year              $1,344,172    $1,129,435    $1,201,537
    Net income                             387,608       277,783       206,570
    Cash dividends declared                (74,789)      (63,546)     (56,443)
    Effect of pooling of interests
       acquisitions                         16,329           500     (222,229)
                                        ----------    ----------    ----------
Balance, End of Year                    $1,673,320    $1,344,172    $1,129,435
                                        ==========    ==========    ==========

The Comments on Financial Statements are an integral part of these statements.

------------------------------------------------------------------------------
Report of Independent Public Accountants


To the Board of Directors of
Illinois Tool Works Inc.:

     We have audited the accompanying statement of financial position of Illinois Tool Works Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1995 and 1994, and the related statements of income, income reinvested in the business and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Tool Works Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Arthur Andersen LLP

Chicago, Illinois
January 29, 1996

Statement of Financial Position
Illinois Tool Works Inc. and Subsidiaries
                                                                   December 31
                                                      ------------------------
In thousands except shares                                1995            1994
------------------------------------------------------------------------------
Assets

Current Assets:
    Cash and equivalents                            $  116,600      $   76,867
    Trade receivables                                  741,327         612,638
    Inventories                                        518,964         439,486
    Deferred income taxes                               80,005          72,728
    Prepaid expenses and other current assets           75,594          61,214
                                                    ----------      ----------
        Total current assets                         1,532,490       1,262,933
                                                    ----------      ----------
Plant and Equipment:
    Land                                                60,486          66,577
    Buildings and improvements                         375,352         317,714
    Machinery and equipment                          1,076,950         915,198
    Equipment leased to others                          75,175          69,162
    Construction in progress                            32,621          32,143
                                                    ----------      ----------
                                                     1,620,584       1,400,794
    Accumulated depreciation                          (925,643)       (759,559)
                                                    ----------      ----------
        Net plant and equipment                        694,941         641,235
                                                    ----------      ----------
Investments                                            450,878          87,066
                                                    ----------      ----------
Goodwill                                               518,747         394,233
                                                    ----------      ----------
Deferred Income Taxes                                  194,613              --
                                                    ----------      ----------
Other Assets                                           221,407         195,031
                                                    ----------      ----------
                                                    $3,613,076      $2,580,498
                                                    ==========      ==========

Liabilities and Stockholders' Equity

Current Liabilities:
    Short-term debt                                 $  176,188      $   67,002
    Accounts payable                                   221,497         174,748
    Accrued expenses                                   391,702         317,031
    Cash dividends payable                              20,100          17,094
    Income taxes payable                                41,445          52,558
                                                    ----------      ----------
        Total current liabilities                      850,932         628,433
Non-current Liabilities:                            ----------      ----------
    Long-term debt                                     615,557         272,987
    Deferred income taxes                                   --          69,516
    Other                                              222,350          68,041
                                                    ----------      ----------
        Total non-current liabilities                  837,907         410,544
                                                    ----------      ----------

Stockholders' Equity:
    Preferred stock                                         --              --
    Common stock:
        Issued- 118,369,029 shares in 1995 and
                114,100,500 shares in 1994             239,688         201,166
    Income reinvested in the business                1,673,320       1,344,172
    Common stock held in treasury                       (1,866)         (1,952)

    Cumulative translation adjustment                   13,095          (1,865)
                                                    ----------      ----------
        Total stockholders' equity                   1,924,237       1,541,521
                                                    ----------      ----------
                                                    $3,613,076      $2,580,498
                                                    ==========      ==========

The Comments on Financial Statements are an integral part of this statement.

Statement of Cash Flows
Illinois Tool Works Inc. and Subsidiaries

                                               For the Years Ended December 31
                                    ------------------------------------------
In thousands                            1995             1994             1993
------------------------------------------------------------------------------
Cash Provided by (Used for)
Operating Activities:

    Net income                      $387,608        $ 277,783        $ 206,570
    Adjustments to reconcile net
        income to net cash provided
        by operating activities:
       Depreciation and amortization 151,931          132,149          131,726
       Change in deferred income
           taxes                     (23,870)         (31,686)         (13,332)
       Provision for uncollectible
           accounts                    6,889            7,191            8,233
       (Gain) loss on sale of plant
           and equipment               2,539             (261)           2,932
       Income from investments       (20,687)              --               --
       (Gain) loss on sale of
           operations and affiliates    (692)            (379)             894
       Other non-cash items, net      11,735           10,117            3,860
                                    --------         --------        ---------
          Cash provided by operating
              activities             515,453          394,914          340,883
    Change in assets and liabilities:
       (Increase) decrease in-
           Trade receivables         (27,869)         (81,180)         (35,029)
           Inventories               (22,830)          (8,053)          23,191
           Prepaid expenses and
               other assets          (11,636)           9,515           (8,109)
       Increase (decrease) in-
           Accounts payable          (20,020)          11,718           (3,569)
           Accrued expenses            2,061           45,839           (2,954)
           Income taxes payable      (11,764)          10,424           (4,079)
       Other, net                     14,077            4,280            3,741
                                    --------         --------        ---------
              Net cash provided by
                  operating
                  activities         437,472          387,457          314,075
                                    --------         --------        ---------
Cash Provided by (Used for)
  Investing Activities:
    Acquisition of businesses
        (excluding cash and
        equivalents)
        and additional interest in
        affiliates                  (212,426)         (43,365)        (303,802)
    Additions to plant and
        equipment                   (150,176)        (131,055)        (119,931)
    Purchase of investments         (126,300)              --               --
    Proceeds from investments         34,006               --               --
    Proceeds from sale of plant
        and equipment                 13,500           17,344           14,174
    Proceeds from sale of
        operations and affiliates      4,650           15,721            1,705
    Other, net                        11,996             (818)          14,271
                                    --------         --------        ---------
           Net cash used for
               investing
               activities           (424,750)        (142,173)        (393,583)
                                    --------        ---------        ---------

Cash Provided by (Used for)
   Financing Activities:
    Cash dividends paid              (71,783)         (61,162)         (55,175)
    Issuance of common stock           7,598            3,216            8,316
    Net proceeds (repayments) of
        short-term debt              137,134         (149,103)          20,906
    Proceeds from long-term debt       1,152            1,885          128,119
    Repayments of long-term debt      (2,199)          (4,949)         (15,939)
    Redemption of preferred stock
        of subsidiary                (40,000)              --               --
    Other, net                        (7,919)              --               --
                                    --------        ---------        ---------
              Net cash provided
                  by (used for)
                  financing
                  activities          23,983         (210,113)          86,227
                                    --------         --------        ---------
Effect of Exchange Rate Changes
    on Cash and Equivalents            3,028            6,301           (2,517)
                                    --------         --------        ---------
Cash and Equivalents:
    Increase during the year          39,733           41,472            4,202
    Beginning of year                 76,867           35,395           31,193
                                    --------         --------        ---------
    End of year                     $116,600         $ 76,867        $  35,395
                                    ========         ========        =========
Cash Paid During the Year for
     Interest                       $ 31,595         $ 27,257        $  33,052
                                    ========         ========        =========
Cash Paid During the Year for
   Income Taxes                     $264,683         $194,460        $ 139,344
                                    ========         ========        =========
Liabilities Assumed from
   Acquisitions                     $185,705         $ 28,438        $  90,848
                                    ========         ========        =========

Note: See the Investments note for information regarding noncash transactions.

The Comments on Financial Statements are an integral part of this statement.

COMMENTS ON FINANCIAL STATEMENTS

  Comments and Associated Schedules in this section furnish additional information on items in the financial statements. The comments have been arranged in the same order as the related items appear in the statements.
 Illinois Tool Works Inc. ("the Company") is a multinational manufacturer of highly engineered components and industrial systems. The Company primarily serves the construction, automotive and general industrial markets.
  Significant accounting principles and policies of the Company are highlighted in italics. Certain reclassifications of prior years' data have been made to conform with current year reporting.
  The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the comments on financial statements. Actual results could differ from those estimates.
------------------------------------------------------------------------------
Consolidation and Translation-The financial statements include the Company and its majority-owned subsidiaries. All significant intercompany transactions are eliminated from the financial statements. Substantially all of the Company's foreign subsidiaries have November 30 fiscal year-ends to facilitate inclusion of their financial statements in the December 31 financial statements.
  Foreign subsidiaries' assets and liabilities are translated to U.S. dollars at end-of-period exchange rates. Revenues and expenses are translated at average rates for the period. Translation adjustments are not included in income but are reported as a separate component of stockholders' equity.
--------------------------------------------------------------------------------
Industry Segment and Geographic Information -The Company's operations are divid-ed into two segments: Engineered Components, and Industrial Systems and Consuma-bles. See Management's Discussion and Analysis for a description of the seg-ments and information regarding operating revenues and operating income.
  No single customer accounted for more than 10% of consolidated revenues in 1995, 1994 or 1993. Export sales from the United States were less than 10% of total operating revenues during these years.
  Additional segment and geographic information for 1995,1994 and 1993 was as follows:
In thousands                                       1995        1994       1993
------------------------------------------------------------------------------
Identifiable Assets:
Domestic -
  Engineered Components                      $  637,578  $  586,084  $ 506,850
  Industrial Systems and Consumables            809,387     719,400    620,263
                                             ----------  ---------- ----------
                                              1,446,965   1,305,484  1,127,113
                                             ----------  ---------- ----------
International -
  Engineered Components                         600,456     441,616    429,370
  Industrial Systems and Consumables            676,289     503,744    517,869
                                             ----------  ---------- ----------
                                              1,276,745     945,360    947,239
                                             ----------  ---------- ----------
Corporate                                       889,366     329,654    262,539
                                             ----------  ---------- ----------
                                             $3,613,076  $2,580,498 $2,336,891
                                             ==========  ========== ==========
Plant and Equipment Additions:
  Engineered Components                      $   90,294  $   85,553 $   80,672
  Industrial Systems and Consumables             59,882      45,502     39,259
                                           ----------  ------------ ----------
                                             $  150,176  $  131,055 $  119,931
                                             ==========  ========== ==========

Depreciation and Amortization:
  Engineered Components                      $   82,656  $   73,638 $   75,370
  Industrial Systems and Consumables             69,275      58,511     56,356
                                             ----------  ---------- ----------
                                             $  151,931  $  132,149 $  131,726
                                             ==========  ========== ==========

  Identifiable assets by segment and geographic area are those assets that are specifically used in that segment and geographic area.
  Corporate assets are principally cash and equivalents, investments, and other general corporate assets.

Acquisitions and Dispositions - During 1995, 1994 and 1993, the Company acquired and disposed of numerous operations which did not materially affect consolidated results.
--------------------------------------------------------------------------------
Depreciation was $126,900,000 in 1995 compared with $109,805,000 in 1994 and $109,852,000 in 1993 and was reflected primarily in operating costs. Deprecia-tion of plant and equipment for financial reporting purposes is computed principally on an accelerated basis. Equipment leased to others is depreciated over the noncancelable period of the related lease.

-------------------------------------------------------------------------------
Research and Development Costs are recorded as expense in the year incurred. These costs were $52,700,000 in 1995, $48,700,000 in 1994, and $47,200,000 in
1993.
-------------------------------------------------------------------------------
Rental Expense was $36,120,000 in 1995, $29,720,000 in 1994 and $30,550,000
in 1993.

Future minimum lease payments for the years ended December 31 are as follows:

In thousands
-----------------------------------------------------------------------------
1996                                                                  $23,610
1997                                                                   19,002
1998                                                                   13,702
1999                                                                    9,975
2000                                                                    7,590
2001 and future years                                                  22,968
                                                                      -------
                                                                      $96,847
                                                                      =======
------------------------------------------------------------------------------
Other Income consisted of the following:

In thousands                                       1995        1994       1993
------------------------------------------------------------------------------
Interest income                                 $ 8,549      $5,586     $6,596
Income from investments                          20,687          --         --
Gain (loss) on sale of operations and affiliates    692         379       (894)
Gain (loss) on sale of plant and equipment       (2,539)        261     (2,932)
Other, net                                        1,388      (4,310)    (1,368)
                                                -------      ------    -------
                                                $28,777      $1,916     $1,402
                                                =======      ======    =======

  The Provision for Income Taxes - Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, using the current-year recognition approach. The adoption of SFAS No. 109 had no material impact on the Company's results of operations in 1993.
  SFAS No. 109 utilizes the liability method of accounting for income taxes. Deferred income taxes are determined based on the estimated future tax effects of differences between the financial and tax bases of assets and liabilities given the provisions of the enacted tax laws.
  The components of the provision for income taxes were as shown below:

In thousands                                       1995        1994       1993
------------------------------------------------------------------------------
U.S. Federal income taxes:
    Current                                    $156,166    $120,606   $ 95,406
    Deferred                                        943      (3,665)   (14,383)
    Investment tax credits                         (637)       (810)      (727)
                                               --------    --------   --------
                                                156,472     116,131     80,296
Foreign income taxes:                          --------    --------   --------
    Current                                      61,864      40,290     28,239
    Deferred                                     (8,488)     (5,314)     4,515
                                               --------    --------   --------
                                                 53,376      34,976     32,754
                                               --------    --------   --------
State income taxes:
    Current                                      27,448      24,349     18,383
    Deferred                                     (1,196)     (2,956)    (2,133)
                                               --------    --------   --------
                                                 26,252      21,393     16,250
                                               --------    --------   --------
                                               $236,100    $172,500   $129,300
                                               ========    ========   ========

Income before income taxes for domestic and foreign operations was as follows:

In thousands                                        1995        1994      1993
------------------------------------------------------------------------------
Domestic                                        $449,508    $318,368   $253,068
Foreign                                          174,200     131,915     82,802
                                                --------    --------   --------
                                                $623,708    $450,283   $335,870
                                                ========    ========   ========

The reconciliation between the Federal statutory tax rate and the effective tax rate was as follows:

                                                   1995        1994       1993
------------------------------------------------------------------------------
Federal statutory tax rate                         35.0%       35.0%      35.0%
State income taxes, net of Federal tax benefit      2.7         3.1        3.2
Amortization of nondeductible goodwill               .8          .8        1.1
Differences between Federal statutory and
    foreign tax rates                                .6         (.4)       1.1
Other, net                                         (1.2)        (.2)      (1.9)
                                                   ----        ----       ----
Effective tax rate                                 37.9%       38.3%      38.5%
                                                   ====        ====       ====

  Deferred U.S. Federal income taxes and foreign withholding taxes have not been provided on approximately $489,900,000 of undistributed earnings of inter-national affiliates as of December 31, 1995. In the event these earnings were distributed to the Company, Federal income taxes payable would be reduced by foreign tax credits based on income tax laws and circumstances at the time of distribution. The net tax effect would not be expected to be material. The components of deferred income tax assets and liabilities at December 31, 1995 and 1994 were as follows:

In thousands                                         1995                 1994
------------------------------------------------------------------------------
                                         Asset  Liability      Asset Liability
                                      --------  ---------   -------- ---------

Accumulated depreciation              $  4,124  $ (34,820)  $  7,859 $ (25,648)
Acquisition asset basis differences     26,900    (15,950)     8,154   (26,208)
Inventory reserves, capitalized tax
    cost and LIFO inventory             18,627     (9,029)    17,077    (9,036)
Investments                            219,056    (41,654)       190   (46,372)
Accrued expenses and reserves           42,812         --     36,415        --
Employee benefit accruals               38,978         --     31,647        --
Net operating loss carryforwards        52,878         --     15,936        --
Allowances for uncollectible accounts    4,460         --      5,365        --
Prepaid pension assets                      --    (11,808)        --   (11,904)
Other                                   11,608    (27,373)    17,334   (13,318)
                                      --------  ---------   --------  --------
Gross deferred income tax
    assets (liabilities)               419,443   (140,634)   139,977  (132,486)
Valuation allowances                    (4,191)       --      (4,279)       --
                                      --------  ---------   -------- ---------
Total deferred income tax
    assets (liabilities)              $415,252  $(140,634)  $135,698 $(132,486)
                                      ========  =========   ======== =========
Net deferred income tax assets        $274,618              $  3,212
                                      ========              ========

No valuation allowance has been recorded on the net deferred tax asset at December 31, 1995 and 1994 as the Company expects to continue to generate significant taxable income in future years.

At December 31, 1995, the Company had net operating loss carryforwards of approximately $135,400,000 available to offset future taxable income in certain foreign jurisdictions which expire as follows:
In thousands
------------------------------------------------------------------------------

1996                                                                   $ 36,000
1997                                                                      5,700
1998                                                                      4,700
1999                                                                      3,500
2000                                                                      5,600
2007                                                                        700
Do not expire                                                            79,200
                                                                       --------
                                                                       $135,400
                                                                       ========
-------------------------------------------------------------------------------

Net Income Per Share of Common Stock is computed on the basis of the average number of shares of common stock outstanding. The dilutive effect of shares of common stock subject to issuance under stock option plans are excluded from the computation since the effect is not material. The average number of shares outstanding was 117,989,000, 113,387,000 and 112,979,000 for 1995, 1994 and
1993, respectively.
-------------------------------------------------------------------------------
Cash and Equivalents included interest-bearing deposits of $40,021,000 at December 31, 1995 and $18,702,000 at December 31, 1994. lnterest-bearing depos-its have maturities of 90 days or less and are stated at cost, which approximates market.
-------------------------------------------------------------------------------
Trade Receivables as of December 31, 1995 and 1994 were net of allowances for uncollectible accounts of $23,500,000 and $19,600,000, respectively.
------------------------------------------------------------------------------

Inventories at December 31, 1995 and 1994 were as follows:

In thousands                                                    1995       1994
-------------------------------------------------------------------------------
Raw material                                                $140,302   $126,730
Work-in-process                                               84,981     66,505
Finished goods                                               293,681    246,251
                                                            --------   --------
                                                            $518,964   $439,486
                                                            ========   ========

Inventories are stated at the lower of cost or market and include material, labor and factory overhead. The last-in, first-out (LIFO) method is used to de-termine the cost of the inventories of the majority of domestic operations. Inventories priced at LIFO were 39% and 43% of total inventories as of December 31, 1995 and 1994, respectively. The first-in, first-out (FIFO) method is used for all other inventories. Under the FIFO method, which approximates current cost, total inventories would have been approximately $42,300,000 and $40,700,000 higher than reported at December 31, 1995 and 1994, respectively.
-------------------------------------------------------------------------------
Plant and Equipment are stated at cost less accumulated depreciation. Renewals and improvements that increase the useful life of plant and equipment are capitalized. Maintenance and repairs are charged to expense as incurred.

The range of useful lives used to depreciate plant and equipment is as follows:

Buildings and improvements                                        10 - 40 years
Machinery and equipment                                            3 - 12 years
Equipment leased to others                                        Term of lease
-------------------------------------------------------------------------------
Investments as of December 31, 1995 and 1994 consisted of the following:

In thousands                                                     1995      1994
-------------------------------------------------------------------------------


Properties held for sale                                     $ 14,275   $18,217
Property developments                                           7,575     9,045
Note receivable bearing interest at 6.28%                     256,000        --
Commercial mortgage investments                                46,058        --
Mortgage-backed securities                                     27,815        --
Leveraged and direct financing leases of equipment             89,441    55,413
Low-income housing                                              6,420       802
Other                                                           3,294     3,589
                                                             --------   -------
                                                             $450,878   $87,066
                                                             ========   =======

In the first quarter of 1995, the Company exchanged preferred stock of a subsidiary of $40,000,000 for investments in mortgage-backed and debt securities of $40,000,000 in a noncash transaction. The preferred stock was subsequently redeemed for $40,000,000 cash in the fourth quarter of 1995. The mortgage-backed securities of $27,815,000 at December 31, 1995 are recorded at fair value which approximates cost and are classified as available-for-sale securities.

Commercial mortgage investments represent interests in mortgage loans and properties related to commercial real estate ventures. In connection with the purchase of the commercial mortgage investments in December 1995, in a noncash transaction, the Company issued a note payable of $256,000,000 and entered into an agreement with a third party, which is Aaa rated, whereby the third party is obligated to make payments to the Company equal to the principal and interest payments on the note payable. This obligation of the third party allowed the Company to reduce the interest rate on the note payable and has been recorded as a note receivable of $256,000,000 with the same terms as the related note payable. The note receivable has no collateral as the related note payable has a nonrecourse provision.

The Company's investment in leveraged and direct financing leases relates to equipment used primarily in the transportation, mining and paper processing industries.
  The components of the investment in leveraged and direct financing leases at December 31, 1995 and 1994 were as shown below:
In thousands                                                     1995     1994
------------------------------------------------------------------------------
Lease contracts receivable
    (net of principal and interest on nonrecourse financing) $102,625 $ 46,798
Estimated residual value of leased assets                      25,601   21,548
Unearned and deferred income                                  (38,785) (12,933)
                                                             -------- --------
Investment in leveraged and direct financing leases            89,441   55,413
Deferred income taxes related to leveraged and direct
    financing leases                                          (38,978) (40,656)
                                                             -------- --------
Net investment in leveraged and direct financing leases      $ 50,463 $ 14,757
                                                             ======== ========


In 1995, the Company had a gain on the sale of equipment previously covered under leveraged leases of $4,115,000.
------------------------------------------------------------------------------

Goodwill represents the excess cost over fair value of the net assets of purchased businesses. Goodwill is being amortized on a straight-line basis over 15 to 40 years. The Company assesses the recoverability of unamortized goodwill and the other long-lived assets whenever events or changes in circumstances indicate that such assets may be impaired by reviewing the sufficiency of future undiscounted cash flows of the related entity to cover the amortization or depreciation over the remaining useful life of the asset. This policy is consistent with Statement of Financial Accounting Standards No.
121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of.
  Amortization expense was $16,335,000 in 1995, $14,031,000 in 1994, and
$13,268,000 in 1993. Accumulated goodwill amortization was $100,242,000 and $79,672,000, at December 31, 1995 and 1994, respectively.
------------------------------------------------------------------------------
Other Assets as of December 31, 1995 and 1994 consisted of the following:

In thousands                                                   1995       1994
------------------------------------------------------------------------------
Other intangible assets                                    $126,418   $134,083
Accumulated amortization of other intangible assets         (59,727)   (64,455)
Cash surrender value of life insurance policies              35,923     19,211
Investment in unconsolidated affiliates                      30,849     25,481
Prepaid pension assets                                       32,994     28,566
Other                                                        54,950     52,145
                                                           --------   --------
                                                           $221,407   $195,031
                                                           ========   ========

Other intangible assets represent patents, noncompete agreements and other as-sets acquired with purchased businesses and are being amortized primarily on a straight-line basis over three to 17 years. Amortization expense was $8,696,000 in 1995, $8,313,000 in 1994 and$8,606,000 in 1993.

------------------------------------------------------------------------------
Short-Term Debt as of December 31, 1995 and 1994 consisted of the following:

In thousands                                                  1995         1994
-------------------------------------------------------------------------------
Commercial paper                                           $ 93,728     $    --
Current maturities of long-term debt                          7,949       2,009
Bank overdrafts                                              64,663      45,968
Other borrowings by foreign subsidiaries                      9,848      19,025
                                                           --------     -------
                                                           $176,188     $67,002
                                                           ========     =======

The weighted average interest rate on other foreign borrowings was 6.3% at December 31, 1995 and 6.1% at December 31, 1994.

------------------------------------------------------------------------------
Retirement Plans - The Company sponsors defined contribution retirement plans covering the majority of domestic employees. The Company's contributions to these plans were $9,900,000 in 1995, $8,400,000 in 1994 and $6,900,000 in 1993.
The Company provides the majority of its employees with pension benefits. The Company's principal domestic plan provides benefits based on years of service and compensation levels during the latter years of employment. Other domestic and foreign plans provide benefits similar to the principal domestic plan.
  Subject to the limitation on deductibility imposed by Federal income tax laws, the Company's policy has been to contribute funds to the plans annually in amounts required to maintain sufficient plan assets to provide for accrued benefits. No contributions to the principal plan were made in 1995, 1994 or 1993. Contributions to international and other domestic plans were minimal in 1995, 1994 and 1993. Domestic plan assets consist primarily of listed common stocks and debt securities.

The components of net pension expense for the years ended December 31, 1995, 1994 and 1993 were as shown below:

In thousands                                      1995         1994       1993
------------------------------------------------------------------------------
Service cost                                   $24,369     $ 21,622   $ 21,757
Interest cost on projected benefit obligation   33,972       32,800     29,832
Actual return on plan assets                   (99,364)      (4,655)   (48,002)
Net amortization and deferral                   49,102      (38,278)     7,879
                                               -------     --------    -------
Net pension expense                            $ 8,079     $ 11,489   $ 11,466
                                               =======     ========    =======

The following table sets forth the funded status and amounts recognized in the Company's Statement of Financial Position at December 31, 1995 and 1994:

                                                  1995                    1994
                                  --------------------     -------------------
In thousands                      Domestic     Foreign     Domestic    Foreign
------------------------------------------------------------------------------
Actuarial present value of
    benefit obligations:
    Vested                       $(269,601)   $(72,237)   $(244,931)  $(65,919)
    Non-vested                     (54,992)    (14,130)     (43,866)   (13,389)
                                 ---------    --------    ---------   --------
Accumulated benefit obligation    (324,593)    (86,367)    (288,797)   (79,308)
Effect of projected wage increases (38,550)    (15,332)     (36,099)   (14,013)
                                 ---------    --------    ---------   --------
Projected benefit obligation      (363,143)   (101,699)    (324,896)   (93,321)
Plan assets at fair value          443,910     103,631      375,632     97,771
                                 ---------    --------    ---------   --------
Plan assets in excess of
    projected benefit obligation    80,767       1,932       50,736      4,450
Unrecognized net gain              (84,421)     (6,379)     (56,385)    (6,909)
Unrecognized prior service cost     35,299          32       40,620         29
Unrecognized transition asset      (20,389)     (8,314)     (24,461)    (9,073)
Adjustment to recognize minimum
    liability                       (3,448)       (492)      (1,140)      (587)
                                 ---------    --------    ---------   --------
Prepaid (accrued) pension asset
    (liability)                  $   7,808    $(13,221)   $   9,370   $(12,090)
                                 =========    ========    =========   ========

The significant actuarial assumptions at December 31, 1995, 1994 and 1993 were as follows:
                                                  1995         1994       1993
------------------------------------------------------------------------------
Domestic plans:
   Discount rate                                  7.75%        8.50%      7.60%
   Expected long-term rate of return on
       plan assets                               10.00%       10.00%      9.00%
   Rate of increase in future
       compensation levels                        4.00%        4.30%      4.30%
Foreign plans:
   Discount rate                             5.50-9.00%   5.50-9.00% 5.50-9.00%
   Expected long-term rate of return on
       plan assets                           5.50-9.00%   5.50-9.00% 5.50-9.00%

------------------------------------------------------------------------------
Postretirement Health Care Benefits- The Company provides health care benefits to the majority of domestic employees and their covered dependents. Generally, employees who have reached age 55 and rendered 10 years of service are eligible for these benefits, which are subject to retiree contributions, deductibles, copayment provisions and other limitations.
  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This standard requires that the expected cost of health care benefits be charged to expense during the service lives of employees rather than the cash basis method previously used. The Company has elected to amortize the unfunded accumulated postretirement benefit obligation (APBO) of $145,500,000 as of January 1, 1993 over 20 years.
  A one-percentage point increase in the health care cost trend rate would increase the APBO as of December 31, 1995 by approximately $13,698,000 and the sum of the 1995 annual service and interest cost by approximately $1,597,000.
  The costs of postretirement health care benefits under SFAS No. 106 for the years ended December 31, 1995, 1994 and 1993 were as shown below:

In thousands                                      1995        1994       1993
-----------------------------------------------------------------------------
Service cost                                   $ 2,110     $ 2,187    $ 2,312
Interest cost on accumulated postretirement
    benefit obligation                          10,077      10,715     11,912
Net amortization and deferral                    5,581       7,519      6,968
                                               -------     -------    -------
Net postretirement benefit cost                $17,768     $20,421    $21,192
                                               =======     =======    =======

The following table sets forth the amounts recognized in the Company's Statement of Financial Position at December 31, 1995 and 1994:

In thousands                                                   1995       1994
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees                                                $ (90,504) $ (91,691)
  Active employees                                          (31,952)   (29,661)
                                                          ---------  ---------
                                                           (122,456)  (121,352)
Unrecognized transition obligation                          122,555    129,764
Unrecognized net gain                                       (27,284)   (28,689)
                                                          ---------  ---------
Accrued postretirement benefit cost                       $ (27,185) $ (20,277)
                                                          =========  =========

The significant actuarial assumptions at December 31, 1995, 1994 and 1993 were as follows:

                                                  1995         1994       1993
-------------------------------------------------------------------------------
Discount rate                                     7.75%        8.50%      7.60%
Health care cost trend rate:
     Current rate                                 7.00%        8.00%     10.00%
     Ultimate rate in 1998                        5.00%        5.00%      5.00%

------------------------------------------------------------------------------
Accrued Expenses as of December 31, 1995 and 1994 consisted of accruals for:

In thousands                                                   1995       1994
------------------------------------------------------------------------------
Compensation and employee benefits                          $196,002   $161,728
Taxes, other than income taxes                                19,202     17,727
Customer deposits                                             24,966     20,019
Other                                                        151,532    117,557
                                                            --------   --------
                                                            $391,702   $317,031
                                                            ========   ========

------------------------------------------------------------------------------
Long-Term Debt at December 31, 1995 and 1994 consisted of the following:

In thousands                                                   1995       1994
------------------------------------------------------------------------------
7.5% notes due December 1, 1998                            $125,000   $125,000
5.875% notes due March 1, 2000                              125,000    125,000
6.28% nonrecourse note due semiannually through
    December 31, 2005                                       256,000         --
Commercial paper                                             75,000         --
Other, including capitalized lease obligations               42,506     24,996
                                                           --------   --------
                                                            623,506    274,996
Current maturities                                           (7,949)    (2,009)
                                                           --------   --------
                                                           $615,557   $272,987
                                                           ========   ========

  In 1991, the Company issued $125,000,000 of 7.5% notes due December 1, 1998 at 99.892% of face value. The notes may not be redeemed by the Company prior to maturity. The effective interest rate of the notes is 7.6%.
  In 1993, the Company issued $125,000,000 of 5.875% notes due March 1, 2000 at 99.744% of face value. The notes may not be redeemed by the Company prior to maturity. The effective interest rate of the notes is 5.9%.
  The quoted market prices of the 7.5% and 5.875% notes exceeded the carrying values by approximately $6,000,000 at December 31, 1995, and were less than the carrying values by approximately $14,000,000 at December 31, 1994.
  In December 1995, the Company issued a $256,000,000 6.28% note at face value. The note has a nonrecourse provision relative to a $256,000,000 note receivable which is included in investments.
  In 1992, the Company entered into a $300,000,000 revolving credit facility
(RCF) expiring on August 14, 1997, which provides for borrowing under a number of options and which may be reduced or canceled at any time at the Company's option. In July 1994, the Company canceled $150,000,000 of the RCF. In August 1995, the Company entered into another RCF for $175,000,000 expiring on August 21, 1996, which provides for borrowings under a number of options and which may be reduced or canceled at any time at the Company's option. There were no amounts outstanding under these facilities as of December 31, 1995.
  Each RCF contains financial covenants establishing a maximum total debt to total capitalization percentage and a minimum consolidated tangible net worth. The Company was in compliance with these covenants at December 31, 1995.
  Commercial paper is issued at a discount and generally matures 30 to 90 days from the date of issue. The Company maintains unused commitments under the RCF's equal to any commercial paper borrowings. The weighted average interest rate on commercial paper outstanding at December 31, 1995 was 5.85%. No commercial paper was outstanding at December 31, 1994.
  The commercial paper balance expected to remain outstanding beyond one year has been classified as long-term in the accompanying Statement of Financial Position, reflecting the Company's intent and ability to finance the borrowings on a long-term basis. The remaining commercial paper balance has been classified as short-term.

  Other debt bears interest at rates ranging from 2.2% to 14.2%, with maturities through the year 2015.
  Scheduled maturities of long-term debt for the years ended December 31 are as follows:

In thousands
-------------------------------------------------------------------------------
1997                                                                   $103,068
1998                                                                    148,097
1999                                                                     18,140
2000                                                                    142,092
2001 and future years                                                   204,160
                                                                       --------
                                                                       $615,557
                                                                       ========

-------------------------------------------------------------------------------
Preferred Stock, without par value, of which 300,000 shares are authorized, is issuable in series. The Board of Directors is authorized to fix by resolution the designation and characteristics of each series of preferred stock. The Company has no present commitments to issue any preferred stock.
-------------------------------------------------------------------------------
Common Stock, without par value, and Common Stock Held in Treasury transactions during 1995,1994 and 1993 were as shown below.
  On May 7, 1993, the Board of Directors authorized a two-for-one split of the Company's common stock, with a distribution date of June 18, 1993, at a rate of one additional share for each common share held by stockholders of record on June 1, 1993. All per-share data in this report is calculated on a post-split basis.
                                                                   Common Stock
                                            Common Stock       Held in Treasury
                                    --------------------   --------------------
Dollars in thousands                    Shares    Amount      Shares     Amount
-------------------------------------------------------------------------------
Balance, December 31, 1992          56,078,291  $150,944     (71,584)  $(1,960)
During 1993 -
       Adjustment to reflect the
           June 1993 stock split    56,078,291        --     (71,584)       --
       Stock options exercised         403,558     5,693      27,348       991
       Shares surrendered on exercise
           of stock options             (5,274)     (194)    (27,348)     (991)
       Tax benefits related to stock
           options exercised                --     2,114          --        --
       Shares issued for
           acquisitions                718,810    10,931          --        --
       Shares issued for stock
           incentive and restricted
           stock grants                 19,212       697         400         5
                                   -----------  --------    --------   -------
Balance, December 31, 1993         113,292,888   170,185    (142,768)   (1,955)
During 1994-
       Stock options exercised         199,679     3,851      22,653       994
       Shares surrendered on exercise
           of stock options            (14,531)     (635)    (22,653)     (994)
       Tax benefits related to
           stock options exercised          --     1,212          --        --
       Shares issued for
           acquisitions                476,464    20,726          --        --
       Shares issued for
           restricted stock grants     146,000     5,827         200         3
                                   -----------  --------    --------   -------
Balance, December 31, 1994         114,100,500   201,166    (142,568)   (1,952)

During 1995-
       Stock options exercised         382,587     7,300       2,113       118
       Shares surrendered on exercise
           of stock options             (4,626)     (243)     (2,113)     (118)
       Tax benefits related to stock
           options exercised                --     2,528          --        --
       Shares issued for
           acquisitions              3,876,477    27,501          --        --
       Shares issued for stock
           incentive and restricted
           stock grants                 14,091     1,436       6,300        86
                                   -----------  --------    --------   -------
Balance, December 31, 1995         118,369,029  $239,688    (136,268)  $(1,866)
                                   ===========  ========    ========   =======

Authorized, December 31, 1995      150,000,000
                                   ===========

------------------------------------------------------------------------------
Stock Options have been issued to officers and other employees under the Company's 1979 Stock Incentive Plan. At December 31, 1995, 4,604,115 shares were reserved for issuance under the plan. Option prices are 100% of the common stock fair market value on the date of grant. Stock option transactions during 1995, 1994 and 1993 were as shown below:

                                       Number of Shares     Price per Share
---------------------------------------------------------------------------
Under Option at December 31, 1992             2,102,826     $ 7.13 to 32.50
During 1993-
    Granted                                     688,008      36.38 to 37.00
    Exercised                                  (430,906)      7.13 to 29.75
    Canceled or expired                         (25,402)     20.69 to 29.75
                                              ---------
Under option at December 31, 1993             2,334,526       8.19 to 37.00
During 1994-
    Granted                                     126,358      40.13 to 44.38
    Exercised                                  (222,332)      8.19 to 36.38
    Canceled or expired                         (15,000)     29.75 to 36.38
                                              ---------
Under option at December 31, 1994             2,223,552       8.19 to 44.38
During 1995-
    Granted                                     777,165      50.38 to 60.25
    Exercised                                  (384,700)      8.19 to 36.38
    Canceled or expired                         (38,938)     29.75 to 36.38
                                              ---------
Under option at December 31, 1995             2,577,079       8.78 to 60.25
                                              =========

Exercisable at December 31, 1995              1,428,664       8.78 to 44.38
Reserved for grant-December 31, 1994          2,777,241
                  -December 31, 1995          2,027,036

Effective starting in 1996, Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows the recognition of compensation cost related to employee stock options. The Company has elected to continue to apply Accounting Principles Board Opinion No.25, "Accounting for Stock Issued to Employees," which does not require that compensation cost be recognized, and will disclose the pro forma effect of applying SFAS No.123 beginning in 1996.

------------------------------------------------------------------------------

Cash Dividends Declared were .64 per share in 1995, $.56 per share in 1994 and $.50 per share in 1993.

QUARTERLY AND COMMON STOCK DATA

Quarterly Financial Data (Unaudited)

                                                                            Three Months Ended
             ---------------------------------------------------------------------------------
In thousands          March 31              June 30         September 30           December 31
except per   -----------------  -------------------  -------------------  --------------------
share amounts    1995     1994        1995     1994        1995     1994        1995      1994


Operating
    revenues $929,085 $771,439  $1,090,713 $881,042  $1,045,134 $870,911   1,087,238  $937,923

Cost of
    revenues  616,022  520,264     706,419  583,910     689,018  579,917     705,617   606,026

Operating
    income    119,971   87,547     171,583  117,702     164,583  122,063     170,375   147,998

Net income     75,031   50,915     106,248   70,727     100,016   71,399     106,313    84,742

Net income
    per share     .66      .45         .91      .62         .85      .63         .90       .75
----------------------------------------------------------------------------------------------

Common Stock Price and Dividend Data-
The common stock of Illinois Tool Works Inc. is listed on the New York Stock Exchange and the Chicago Stock Exchange. Quarterly market price and dividend data for 1995 and 1994 were as shown below:

                                               Market Price
                                                 Per Share            Dividends
                                            -----------------              Paid
                                               High       Low         Per Share
-------------------------------------------------------------------------------
1995
First quarter                               $48-7/8   $39-3/4              $.15
Second quarter                               55-5/8    46                   .15
Third quarter                                65-1/2    54-1/4               .15
Fourth quarter                               64-1/4    54-1/2               .17

1994
First quarter
Second quarter                              $45-1/8   $37                  $.13
Third quarter                                42-1/4    36-3/4               .13
Fourth quarter                               44-7/8    37                   .13
                                             45-1/2    39-5/8               .15

The approximate number of holders of record of common stock as of February 20, 1996 was 3,900. This number does not include beneficial owners of the Company's securities held in the name of nominees.

ELEVEN-YEAR FINANCIAL SUMMARY

Dollars and shares in thousands except per share amounts
                                                             1995        1994
Income:
Operating revenues                                     $4,152,170   3,461,315
Cost of revenues                                       $2,717,076   2,290,117
Selling, administrative and research and development
   expenses                                            $  776,583     666,576
Amortization of goodwill and other intangible assets   $   25,031      22,344
Amortization of retiree health care                    $    6,968       6,968
Operating income                                       $  626,512     475,310
Interest expense                                       $  (31,581)    (26,943)
Other income (expense)                                 $   28,777       1,916
Income before income taxes                             $  623,708     450,283
Income taxes                                           $  236,100     172,500
Net income                                             $  387,608     277,783
  Per share                                            $     3.29        2.45

Financial Position:
Net working capital                                    $  681,558     634,500
Net plant and equipment                                $  694,941     641,235
Total assets                                           $3,613,076   2,580,498
Long-term debt                                         $  615,557     272,987
Total debt                                             $  791,745     339,989
Stockholders' equity                                   $1,924,237   1,541,521


Other Data:
Operating income:
  Return on operating revenues                         %     15.1        13.7
Net income:
  Return on operating revenues                         %      9.3         8.0
  Return on average stockholders' equity               %     22.4        19.8
Cash dividends paid                                    $   71,783      61,162
  Per share - paid                                     $      .62         .54
            - declared                                 $      .64         .56
Book value per share                                   $    16.27       13.53
Common stock market price at year-end                  $    59.00       43.75
Long-term debt to total capitalization                 %     24.2        15.0
Total debt to total capitalization                     %     29.2        18.1
Shares outstanding:
   At December 31                                         118,233     113,958
   Average during year                                    117,989     113,387
Plant and equipment additions                          $  150,176     131,055
Depreciation                                           $  126,900     109,805
Research and development expenses                      $   52,700      48,700
Employees at December 31                                   21,200      19,500

Note: Certain reclassifications of prior years' data have been made to conform with current year reporting.

ELEVEN-YEAR FINANCIAL SUMMARY continued
                                                              1993       1992
Income:
Operating revenues                                     $3,159,181   2,811,645
Cost of revenues                                       $2,122,286   1,858,752
Selling, administrative and research and development
   expenses                                            $  638,560      589,423
Amortization of goodwill and other intangible assets   $   21,874       22,169
Amortization of retiree health care                    $    6,968           --
Operating income                                       $  369,493      341,301
Interest expense                                       $  (35,025)     (42,852)
Other income (expense)                                 $    1,402       11,331
Income before income taxes                             $  335,870      309,780
Income taxes                                           $  129,300      117,700
Net income                                             $  206,570      192,080
  Per share                                            $     1.83         1.72

Financial Position:
Net working capital                                    $  547,506      492,118
Net plant and equipment                                $  583,765      524,116
Total assets                                           $2,336,891    2,204,187
Long-term debt                                         $  375,641      251,979
Total debt                                             $  482,714      335,240
Stockholders' equity                                   $1,258,669    1,339,673

Other Data:
Operating income:
  Return on operating revenues                         %     11.7         12.1
Net income:
  Return on operating revenues                         %      6.5          6.8
  Return on average stockholders' equity               %     15.9         15.1
Cash dividends paid                                    $   55,175       50,290
  Per share - paid                                     $      .49          .45
            - declared                                 $      .50          .46
Book value per share                                   $    11.12        11.96
Common stock market price at year-end                  $    39.00        32.62
Long-term debt to total capitalization                 %     23.0         15.8
Total debt to total capitalization                     %     27.7         20.0
Shares outstanding:
   At December 31                                         113,150      112,014
   Average during year                                    112,979      111,746
Plant and equipment additions                          $  119,931      115,313
Depreciation                                           $  109,852      100,462
Research and development expenses                      $   47,200       42,500
Employees at December 31                                   19,000       17,800

ELEVEN-YEAR FINANCIAL SUMMARY continued
                                                             1991        1990
Income:
Operating revenues                                     $2,639,650   2,544,153
Cost of revenues                                       $1,759,288   1,686,423
Selling, administrative and research and development
   expenses                                            $  551,865     512,685
Amortization of goodwill and other intangible assets   $   23,979      19,181
Amortization of retiree health care                    $       --          --
Operating income                                       $  304,518     325,864
Interest expense                                       $  (44,342)    (39,190)
Other income (expense)                                 $   27,583      13,209
Income before income taxes                             $  287,759     299,883
Income taxes                                           $  107,200     117,500
Net income                                             $  180,559     182,383
  Per share                                            $     1.62        1.68

Financial Position:
Net working capital                                    $  442,041     615,055
Net plant and equipment                                $  525,695     483,549
Total assets                                           $2,257,139   2,150,307
Long-term debt                                         $  307,082     430,632
Total debt                                             $  489,189     495,952
Stockholders' equity                                   $1,212,051   1,091,842

Other Data:
Operating income:
  Return on operating revenues                         %     11.5        12.8
Net income:
  Return on operating revenues                         %      6.8         7.2
  Return on average stockholders' equity               %     15.7        18.6
Cash dividends paid                                    $   44,108      35,861
  Per share - paid                                     $      .40         .33
            - declared                                 $      .42         .35
Book value per share                                   $    10.88        9.96
Common stock market price at year-end                  $    31.88       24.13
Long-term debt to total capitalization                 $     20.2        28.3
Total debt to total capitalization                     $     28.8        31.2
Shares outstanding:
   At December 31                                         111,436     109,610
   Average during year                                    111,178     108,872
Plant and equipment additions                          $  106,036     101,183
Depreciation                                           $   91,414      82,913
Research and development expenses                      $   40,300      40,300
Employees at December 31                                   18,700      18,400

ELEVEN-YEAR FINANCIAL SUMMARY continued

                                                             1989        1988
Income:
Operating revenues                                     $2,172,747   1,929,805
Cost of revenues                                       $1,450,116   1,287,297
Selling, administrative and research and development
   expenses                                            $  417,520     377,003
Amortization of goodwill and other intangible assets   $   15,829      13,106
Amortization of retiree health care                    $       --          --
Operating income                                       $  289,282     252,399
Interest expense                                       $  (30,995)    (26,109)
Other income (expense)                                 $   10,735       6,522
Income before income taxes                             $  269,022     232,812
Income taxes                                           $  105,200      92,800
Net income                                             $  163,822     140,012
  Per share                                            $     1.53        1.33

Financial Position:
Net working capital                                    $   440,406    392,283
Net plant and equipment                                $   413,578    342,794
Total assets                                           $ 1,687,985  1,380,237
Long-term debt                                         $   334,407    255,907
Total debt                                             $   370,507    257,597
Stockholders' equity                                   $   871,124    744,727

Other Data:
Operating income:
  Return on operating revenues                         %      13.3       13.1
Net income:
  Return on operating revenues                         %       7.5        7.3
  Return on average stockholders' equity               %      20.3       20.7
Cash dividends paid                                    $    28,747     23,027
  Per share - paid                                     $       .27        .22
            - declared                                 $       .28        .23
Book value per share                                   $      8.12       7.05
Common stock market price at year-end                  $     22.44      17.25
Long-term debt to total capitalization                 $      27.7       23.3
Total debt to total capitalization                     $      29.8       25.7
Shares outstanding:
   At December 31                                          107,332    105,588
   Average during year                                     107,028    105,350
Plant and equipment additions                          $    84,263     84,107
Depreciation                                           $    68,890     62,064
Research and development expenses                      $    32,500     26,588
Employees at December 31                                    15,700     14,200

ELEVEN-YEAR FINANCIAL SUMMARY continued

                                                             1987        1986
Income:
Operating revenues                                     $1,698,353     961,077
Cost of revenues                                       $1,117,990     622,310
Selling, administrative and research and development
   expenses                                            $  344,661     239,861
Amortization of goodwill and other intangible assets   $   16,812       8,635
Amortization of retiree health care                    $       --          --
Operating income                                       $  218,890      90,271
Interest expense                                       $  (33,439)    (14,468)
Other income (expense)                                 $   14,333      67,480
Income before income taxes                             $  199,784     143,283
Income taxes                                           $   93,600      63,700
Net income                                             $  106,184      79,583
  Per share                                            $     1.03         .78

Financial Position:
Net working capital                                    $  332,290     293,575
Net plant and equipment                                $  318,690     317,829
Total assets                                           $1,334,063   1,309,886
Long-term debt                                         $  309,515     468,269
Total debt                                             $  357,249     503,998
Stockholders' equity                                   $  608,541     476,550

Other Data:
Operating income:
  Return on operating revenues                         %     12.9         9.4
Net income:
  Return on operating revenues                         %      6.3         8.3
  Return on average stockholders' equity               %     19.6        18.1
Cash dividends paid                                    $   20,144      18,295
  Per share - paid                                     $      .20         .18
            - declared                                 $      .20         .18
Book value per share                                   $     5.88        4.65
Common stock market price at year-end                  $    16.50       12.97
Long-term debt to total capitalization                 $     33.7        49.6
Total debt to total capitalization                     $     37.0        51.4
Shares outstanding:
   At December 31                                         103,560     102,508
   Average during year                                    103,272     102,206
Plant and equipment additions                          $   61,052      44,722
Depreciation                                           $   57,839      37,213
Research and development expenses                      $   24,739      13,161
Employees at December 31                                   13,600      13,700

ELEVEN-YEAR FINANCIAL SUMMARY continued
                                                             1985
Income:
Operating revenues                                     $  596,127
Cost of revenues                                       $  390,501
Selling, administrative and research and development
   expenses                                            $  125,017
Amortization of goodwill and other intangible assets   $      715
Amortization of retiree health care                    $       --
Operating income                                       $   79,894
Interest expense                                       $   (1,917)
Other income (expense)                                 $   (8,030)
Income before income taxes                             $   69,947
Income taxes                                           $   38,400
Net income                                             $   31,547
  Per share                                            $      .31

Financial Position:
Net working capital                                    $  172,201
Net plant and equipment                                $  137,001
Total assets                                           $  521,850
Long-term debt                                         $    9,995
Total debt                                             $   17,618
Stockholders' equity                                   $  403,439

Other Data:
Operating income:
  Return on operating revenues                         %     13.4
Net income:
  Return on operating revenues                         %      5.3
  Return on average stockholders' equity               %      8.1
Cash dividends paid                                    $   17,095
  Per share - paid                                     $      .17
            - declared                                 $      .18
Book value per share                                   $     4.00
Common stock market price at year-end                  $     8.75
Long-term debt to total capitalization                 $      2.4
Total debt to total capitalization                     $      4.2
Shares outstanding:
   At December 31                                         100,796
   Average during year                                    100,558
Plant and equipment additions                          $   39,062
Depreciation                                           $   27,312
Research and development expenses                      $    7,795
Employees at December 31                                    7,300

EXHIBIT 23

                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation of our reports dated January 29, 1996 included in this Form 8-K into the Company's previously filed registration statements on Form S-8 (File No.'s 33-8510 and 33-53517), Form S-4 (File No. 33-60013) and Form S-3(File No. 33-5780).








ARTHUR ANDERSEN LLP

Chicago, Illinois
March 25, 1996

EXHIBIT 99

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                            ON SCHEDULE


To Illinois Tool Works Inc.:

     We have audited, in accordance with generally accepted auditing standards, the financial statements included in Illinois Tool Works Inc.'s Form 8-K Current Report dated February 21, 1996(amended March 25, 1996), and have issued our report thereon dated January 29, 1996. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. The schedule listed in Item 7 is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic financal statements and, in our opinion, fairly states in all material respects the fiancial data required to be set forth therein in relation to the basic financial statements taken as a whole.







ARTHUR ANDERSEN LLP

Chicago, Illinois
January 29, 1996

ILLINOIS TOOL WORKS INC.

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

SCHEDULE II

                                                                                              Deductions
                                                                       ----------------------------------
                                                                       Receivables
                                 Balance at  Provisions                Written off,                         Balance
                                 Beginning   Charged to                   Net of                    (1)     at End
(In thousands)                   of Period     Income    Acquisitions   Recoveries   Dispositions  Other   of Period
                                 ----------  ----------  ------------  -----------   ------------  ------  ---------


Year Ended December 31, 1993:
  Allowances for uncollectible
    accounts                        $17,800      $8,233           740      $(7,496)            --  (1,277)    18,000

Year Ended December 31, 1994:
  Allowances for uncollectible
    accounts                         18,000       7,191         1,234       (6,983)          (131)    289     19,600

Year Ended December 31, 1995:
  Allowance for uncollectible
    accounts                         19,600       6,889         2,672       (5,763)          (414)    516     23,500


(1) Primarily represents effect of foreign currency translation.


